Exhibit 2


                                    DON FUCHS
                           Certified Public Accountant
                                370 Brook Avenue
                            Passaic, New Jersey 07055
                                 (973) 777-9895



                                                     January 26, 2000



SECURITIES & EXCHANGE COMMISSION
450 FIFTH ST. NW
WASHINGTON D.C. 20549


To Whom It May Concern,


I am the former accountant for Stateside Fundings, Inc. for the period December 19, 1997 (Inception) through November 30, 1999, there have been no disagreements between management and myself, in regard to any accounting principles, practices, auditing scope, procedure or financial statement disclosure during the course of my audit. In addition, prior to, and during the course of my engagement, nothing came to my attention to question the integrity of management.


                                   Sincerely,


                                   Don Fuchs, CPA